Exhibit 99.1

Contact: Bill Foust	Paul Roberts
770-569-4203	770-569-4277

SCHWEITZER-MAUDUIT EXPECTS SECOND QUARTER EARNINGS TO BE
APPROXIMATELY $.38 PER SHARE

Alpharetta, GA, July 15, 2005.  Schweitzer-Mauduit International, Inc. (NYSE:SWM) today announced that it expects diluted earnings per share for the second quarter of 2005 to be approximately $.38 per share.  Second quarter diluted earnings per share in 2004 were $.56 per share.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that, “Schweitzer-Mauduit’s financial results for the second quarter of 2005 are expected to be less than previously anticipated and below the prior-year level. Operating profit is expected to be lower in each of our business segments.  Many of the factors that unfavorably impacted our financial results during the first quarter continued to put pressure on our business during the second quarter of the year.  Inflationary cost increases, reflected in higher purchased energy, purchased materials and labor and benefit expenses, were the most significant unfavorable factors during the quarter.  In addition, lower average selling prices were experienced during the current-year quarter, with an unfavorable mix of products sold in part resulting from reduced sales of lower ignition propensity cigarette papers.  The Brazilian real strengthened dramatically during the quarter, having an unfavorable impact on the results of our Brazilian operations.   The financial results were also unfavorably impacted by a higher effective income tax rate and increased interest expense.  These factors more than offset the benefits of improved mill operations in each of our business units and increased sales volume.”

Mr. Deitrich added, “The inflationary cost pressures being experienced by Schweitzer-Mauduit are expected to continue during the balance of 2005.  The strength of the Brazilian currency is likely to continue to unfavorably affect the results of our Brazilian business.  Net interest expense and the effective income tax rate are also expected to unfavorably impact the year-to-year comparison during the second half of 2005.  The second half of the year is expected to benefit from increased sales of lower ignition propensity cigarette papers and reconstituted tobacco leaf products.  As a result of the pressure on gross profit and operating profit margins caused by the inflationary cost increases, Schweitzer-Mauduit is now expecting diluted earnings per share for full-year 2005 to be in the range $1.40 to $1.50.”

Schweitzer-Mauduit will hold a conference call to review second quarter 2005 results with investors and analysts at 10:30 a.m. eastern time on Thursday, July 28, 2005.  The conference call will be simultaneously broadcast over the World Wide Web at www.schweitzer-mauduit.com.  A link to the broadcast will be provided through the investor relations section of the Company’s Web site.  A news release detailing the financial results will be issued at 8:00 a.m. eastern time that same day.

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, overlay products, saturating base papers, business forms and printing and packaging applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,800 people worldwide, with operations in the United States, France, Brazil, Indonesia, the Philippines and Canada.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including changes in sales volumes, lower ignition propensity cigarette paper sales, reconstituted tobacco leaf sales volumes, inflationary cost increases, average selling prices, net interest expense and effective income tax rates.  For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2004.